Exhibit 10.20

DISTRIBUTION AGREEMENT

This Distribution Agreement (“Agreement”) is made and entered into as of March 9th, 2004 (“Effective Date”), by and between ACCO Brands, Inc., a Delaware corporation, through its Kensington Technology Group, with business offices at 2000 Alameda de las Pulgas, 2nd Floor, San Mateo, CA  94403 (“Kensington”) and Medis Technologies Ltd., a Delaware corporation, with business offices at 805 3rd Avenue, New York, NY 10022 (“Medis”).  Kensington and Medis are referred to in this Agreement as the “Parties” collectively, and each individually as a “Party.”

Background

Medis is in the business of designing and developing advanced technology products related to sources of clean energy, with a primary focus on direct liquid fuel cell technology.  Kensington is in the business of developing, manufacturing and distributing a variety of technology accessory products, including mobile power and connectivity devices.  Medis is willing to appoint Kensington, and Kensington is willing to accept such appointment, as a distributor of certain Medis products, subject to the terms and conditions of this Agreement.

Terms

1.             Definitions

1.1          “Affiliate” means any person, corporation, partnership or other entity (i) which, directly or indirectly, owns or controls at least fifty percent of the equity or voting power of a Party, or (ii) of which a Party, directly or indirectly, owns or controls at least fifty percent of the equity or voting power, or (iii) of which at least fifty percent of the equity or voting power, directly or indirectly, is under ownership or control that is common to a Party.

1.2          “Enhancement” means (i) any modification made to a device identified in Exhibit A, (ii) any feature or functionality added to or combined with any device identified in Exhibit A, or (iii) any feature or functionality that is designed for use with any device identified in Exhibit A, in each case, which is created, developed or conceived by or for Medis, or created, developed or conceived by Kensington and incorporated into the Product, during the term of this Agreement.

1.3          “Intellectual Property Rights” means any and all rights existing under patent law, copyright law, semiconductor chip design law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights, privacy rights and any and all other similar proprietary rights, and any and all renewals, extensions, continuations and restorations thereof, now or hereafter in force and effect.

1.4          “Marks” means the trademarks, service marks, logos, trade names, business names, corporate names, brand names and similar identifying materials owned by or licensed to a particular Party.

1.5          “Packaging” means the packaging for each Product, including without limitation, all cartons, containers, tags, labels, display stands, product inserts and wrapping materials to be used on or with such Product.

1.6          “Products” means (i) the devices identified in Exhibit A (including, but not limited to, the finished goods in Kensington-branded packages as contemplated in Section 3.1), and all parts and components necessary for the repair and replacement of such devices, (ii) all Enhancements, and (iii) all New Items added to this Agreement by written amendment in accordance with Section 3.2.  Notwithstanding the foregoing, Products refers only to devices that are “secondary” power sources for charging portable/mobile handheld devices, including without limitation, cellular phones, digital cameras, MP3 players, Nintendo Game Boys and comparable game devices, computer tablets (PDAs) and similar devices.  “Secondary” means other than the primary power source embedded within or integral to the powered handheld device.

2.             Appointment

2.1          General.  Subject to the terms of this Agreement, Medis hereby appoints Kensington, and Kensington hereby accepts the appointment, as a worldwide distributor of the Products, and Kensington shall have the right to market, offer to sell, sell, transfer and otherwise distribute the Products anywhere in the world to other distributors, customers and potential customers, but excluding purchasers that Kensington has reason to believe are purchasing for military or law enforcement applications, and purchasers sourcing Products through established government contracting procedures and protocols.

2.2          “Semi-Exclusive” Nature of Rights.  The rights granted to Kensington under Section 2.1 shall be “semi-exclusive,” in that Medis agrees as follows:

2.2.1       Substantially Similar Products; Excluded Distributors.  Medis will not directly or indirectly offer to sell, sell, distribute, license, or otherwise transfer any of the Products, or any item that is “Substantially Similar” to any Product, to any third party listed on Exhibit B, or to any of such third party’s successors, assigns, or Affiliates, subject to the provisions of Section 2.2.1.  An item shall be considered “Substantially Similar” to a Product if, in Kensington’s sole discretion acting in good faith, it is similar in appearance, construction, design and performance to such Product.

2.2.2       Territory and Permitted Market Limitations.  Notwithstanding the provisions of Section 2.2.1, if Medis has an opportunity to engage a third party (excluding parties listed on Exhibit B) as a distributor of one or more Products in a particular geographic territory outside North America and the countries comprising the European Union, (collectively, “Permitted Territory”) or particular markets, other than computer retailers, anywhere in the world including in North America and the countries comprising the European Union (“Permitted Markets”) but which potential distributor requires exclusivity to distribute the Products, Medis shall first notify Kensington of the situation and the Parties will promptly meet to discuss the same.  If Medis determines that the opportunity requires granting the distributor exclusive rights in a Permitted Territory of Permitted Markets”), Medis may limit Kensington’s exclusive rights to exclude that particular area in the Permitted Territory or Permitted Market effective thirty (30) days following written notice to Kensington.  Medis will notify Kensington of the situation as described above prior to a decision by Medis with the objective of discussing the situation.  If the Parties cannot reach an agreement, Medis’ determination will prevail.

2.3          Minimum Annual Purchase Targets.  The Parties agree that Kensington shall endeavor to purchase at least [Subject to a request for confidential treatment; Separately filed with the Commission] units of Products during the first “Year” following the “Commercialization Date” (as the terms “Year” and “Commercialization Date” are defined in Section 5.3.1), and at least [Subject to a request for confidential treatment; Separately filed with the Commission] units of Products during the third Year (no minimum volume applies to the second Year) and each renewal Year thereafter (each being the “Minimum Annual Purchase Target” for the respective Year.)  From time to time at the request of either Party, the Parties agree to in good faith negotiate an increase or decrease in the Minimum Annual Purchase Target for any Year, whether adjusted prospectively or retrospectively, if the requesting Party can demonstrate to the other Party’s reasonable satisfaction based on credible evidence of materially better or adverse and sustained marketplace conditions during the respective Year that are likely to impact or have impacted Kensington’s ability to surpass or to meet such Minimum Annual Purchase Target and achieve a reasonable profit margin on the Products. For purposes of clarification, a failure to reach such agreement for any reason will result in the contractual Minimum Annual Purchase Targets remaining in effect.

2.4          Failure to Meet Minimum Annual Purchase Target.  If Kensington fails in any Year to meet the Minimum Annual Purchase Target, as adjusted in accordance with Section 2.3, then Medis shall have the right, as Medis’ exclusive remedy, to either (i) cease compliance with its obligations under Section 2.2 by providing written notice to Kensington no later than sixty (60) days following the end of the Year in which the Minimum Annual Purchase Target was not met, or (ii) terminate this Agreement.  Medis’ obligations under Section 2.2 shall cease or this Agreement will terminate, as applicable, thirty (30) days after the effective date of the notice, as determined in accordance with Section 14.1.

2.5          Kensington Non-Compete Commitment.  During the period in which Medis’ obligations under Section 2.2 remain in effect, Kensington agrees that it will not directly or indirectly offer to sell, sell, distribute or otherwise transfer through its Kensington Technology Group any liquid fuel cell product which includes the same or similar functionality as any of the Products, except with Medis’ prior written consent.

2.6          Affiliates. Kensington may, at its sole discretion and without Medis’ further consent, extend any or all of the rights granted in Section 2.1 to one or more of its

Affiliates.  Kensington shall provide Medis with prompt written notice of each such extension.

3.             Products

3.1          Kensington Branded Products.  Products will be in the standard form that they are sold generally by Medis, except for changes that are mutually agreed to in writing by the Parties to reflect Kensington branding features.  The Parties currently intend that Products will be modified to be in plastic colors specified by Kensington, will include both Kensington’s and Medis’ logos and trade names, will be packaged as specified by Kensington, and may be otherwise modified as agreed to in writing by the Parties.  Medis shall not, directly or indirectly, distribute any Product bearing any of Kensington’s Packaging or Marks to any third party.

3.2          New Items; Right of First Refusal.  The Parties will formally meet at least once per calendar quarter to identify future opportunities for new items that incorporate Medis’ liquid fuel cell technology and are not considered Products (each a “New Item”).  Examples of New Items include, but are not limited to, rechargeable power packs and recharge packs incorporating new or next generation liquid fuel cell technology to power products with significant sustained mobile operating requirements.  Medis will submit to Kensington specifications, and where existing in Medis’ drawings or samples, for each proposed New Item that Medis intends to develop, market or sell during the term of this Agreement.  Medis will indicate what participation, if any, it expects from Kensington in facilitating or financing the development of such New Item.  If Kensington notifies Medis within sixty (60) days of receipt of the specifications that Kensington is interested in distributing the New Item, then the Parties will negotiate in good faith and agree upon a product development and distribution arrangement which includes an estimated development schedule, associated non-recurring engineering costs and tooling charges, unit volume commitments, product price quotations, and other relevant details.  Upon reaching mutual agreement, such New Item will be added to this Agreement by written amendment.  If Kensington notifies Medis that it is not interested in distributing the New Item, Kensington fails to timely notify Medis of Kensington’s decision, or the Parties are unable to reach agreement for any reason regarding the terms of the development or distribution of the New Item after good faith negotiations, Medis shall be free to market the New Item directly or with a third party(ies) independently of Kensington; however, before offering distribution rights to the New Item to a third party on terms and conditions more favorable to the third party than those last offered to Kensington, Medis shall first give Kensington the opportunity, on thirty (30) days’ prior written notice, to accept such more favorable terms and conditions.

4.                                      Product Development and Acceptance

4.1          Development.  Medis shall be solely responsible for the development of each Product, which development shall generally consist of: (i) finalization of specifications for the Product consistent with the initial criteria set forth in Exhibit C, as amended from time to time by the Parties; (ii) successful beta testing of the Product in appropriate test environments and against reasonable performance criteria; and (iii) initiation of commercial production of the Product.  Medis will keep Kensington apprised of the status of development for each Product, shall provide details reasonably requested by Kensington with respect to each Product, and shall facilitate Kensington’s coordination of distribution logistics with manufacturers of each Product in anticipation of commercialization, including without limitation, the estimated date for completion of each of sub-items (i) through (iii).

4.2          Samples.  Upon completion of the development of each Product, Medis will provide Kensington with at least two (2) manufactured units of the Product that meet the final specifications for the Product, together with final Packaging and labeling criteria agreed upon by the Parties.  Within thirty (30) days following receipt of such Product samples, Kensington will advise Medis whether Kensington, in its sole discretion, accepts the Product, accepts the Product subject to specified modifications, or rejects the Product.  If Kensington fails to timely notify Medis of Kensington’s decision or Kensington rejects the Product, Medis shall have the right to terminate the Agreement by written notice to Kensington, whereupon neither Party shall have any further liability to the other Party. If Kensington accepts the Product, the date of such notice to Medis shall be treated as the “Product Acceptance Date” for such Product.

5.             Product Sourcing

5.1          General.  The Parties currently intend that Medis will be solely responsible for the manufacture of each Product through subcontractors selected by Medis, and that Kensington will purchase Products from Medis as finished goods (“Finished Goods Sourcing”). However, the Parties also currently intend that Kensington will provide considerable logistics support in sourcing Products purchased by Kensington from the manufacturer selected by Medis.  Prior to the Product Acceptance Date for each Product, the Parties will agree upon the arrangement under which Kensington will purchase the Product from Medis and negotiate an appropriate agreement that will reflect terms and conditions of the type typical for purchasing finished products.

5.2          Kensington Contribution to Manufacturing Set-Up.  Notwithstanding the current intent of the Parties to conduct business under this Agreement in the nature of a finished good sourcing arrangement as described in Section 5.1, Kensington agrees to collaborate with Medis as reasonably requested by Medis to identify and select manufacturers for each Product, evaluate production facilities, and generally facilitate manufacture of the Products.  Kensington will, in good faith, review any reasonable request from Medis that Kensington contribute a portion of the nonrecurring engineering and tooling costs for any Product.

5.3          Pricing

5.3.1       Commercialization Date and Year.  “Commercialization Date” means the earlier to occur of April 1 or September 1 following the first delivery to Kensington of a commercially reasonable quantity of the first Product to be distributed by

Kensington.  The twelve (12) month period following the Commercialization Date, and each subsequent annual anniversary thereof, shall be referred to as a “Year.”  A “commercially reasonable quantity” shall mean the date Medis notifies Kensington in writing of Medis’ present readiness to deliver at least 50,000 units per month thereafter.

5.3.2       Initial Price.  Prior to the Product Acceptance Date, the Parties will negotiate a reasonable unit price for the first Product to be distributed by Kensington (the “Initial Price” for such Product) in an amount that takes into account the broader logistics role undertaken by Kensington in sourcing the Product.  In no event will the Initial Price for the first Product be greater than [Subject to a request for confidential treatment; Separately filed with the Commission] per unit (the “Price Target” for the first Product).  The Parties will engage in similar price negotiations to determine the Initial Price and Price Target for each additional Product to be distributed by Kensington, such negotiations to occur no later than one hundred and twenty (120) days prior to the date set for the first commercial sale of such additional Product.  The Initial Price for each Product shall be subject to adjustment as provided in Sections 5.3.3 through 5.3.5.

5.3.3       Lack of Economic Feasibility.  If, as of the Commercialization Date for a Product, either Party in good faith reasonably believes that the Initial Price for the Product is not economically feasible to achieve the Party’s business objectives for commercialization of the Product, that Party shall notify the other Party in writing.  Upon either giving or receiving such notice, Kensington may, in its sole discretion exercised by giving written notice to Medis, elect to either: (i) immediately terminate this Agreement with respect to that Product (or the entire Agreement if there is then only one Product) and Medis shall immediately return to Kensington all non-recurring engineering cost contributions, if any, previously requested or approved in writing by Medis, attributable to the Product development and paid by Kensington pursuant to Section 5.2 and after repayment neither Party shall have any further liability to the other in connection with the given Product (or this Agreement if there is only one Product); or (ii) continue the Agreement at price mutually agreed upon by the Parties that exceeds the Price Target.

5.3.4       General Price Adjustment.  Medis may adjust the Initial Price upon not less than ninety (90) days’ prior written notice to Kensington to not more than the average price at which Medis sells the Product to third parties purchasing substantially similar volumes of Product on substantially similar terms.  The Parties will collaborate regularly for the purpose of identifying opportunities for cost savings in the manufacture, logistical sourcing and distribution of the Products, measuring such cost savings, and devising an equitable procedure for the Parties to mutually benefit from and share the cost savings.

5.3.5       Best Price Adjustment.  Notwithstanding the provisions of Sections 5.3.3 and 5.3.4, the Initial Price for each Product, as well as any adjusted price for such Product, will be no greater than the lowest price for such Product charged by Medis to any non-military or non-law enforcement customer of Medis that purchases an aggregate of at least one million (1,000,000) units of Product within the twelve (12) month period immediately preceding Kensington’s Product purchase.  Medis shall automatically apply such best price to all Kensington purchase orders shipped after best pricing is triggered under this provision.

5.4          Pricing Freedom.  Kensington shall be solely responsible for setting the prices it charges to its customers.

                5.5          Payment Terms.  Kensington shall pay Medis for Products net thirty (30) days following delivery of Product by Medis, F.O.B. Kensington’s designated facilities.  Payment shall be made by wire transfer to a bank and account in the United States designated by Medis in writing from time to time.

5.6          Kensington’s Duties.  During the Term of this Agreement, Kensington shall in addition to its other commitments set forth in this Agreement, and at its sole expense:

5.6.1       Product Promotion.  Use reasonable commercial efforts to advertise, market and promote the Products in a manner consistent with the initiatives and programs used for Kensington’s other Products, including without limitation, using due diligence to place Products in locations carrying other Kensington products; promoting the Products at trade shows and on Kensington’s world wide web site, and generally undertaking other initiatives it deems appropriate to expand distribution of the Products;

5.6.2       Adherence to Product Labeling:  promote the characteristics, functionality, and performance of the Product in a manner consistent with the Product labeling provided by Medis;

5.6.3       Customer Service:  train and maintain a staff knowledgeable in the use of the Products and provide customer service support in a manner which, in Kensington’s judgment, is best suited for the Products;

5.6.4       Customer Feedback:  provide Medis with timely customer feedback regarding Product performance and operational issues, claims and complaints;

5.6.5       Laws:  inform Medis of potentially applicable regulatory requirements of Laws (as defined in Section 14) of which Kensington may become aware in jurisdictions where Kensington distributes the Product which requirements Kensington reasonably believes may not be known to Medis;

5.6.6       Assistance:  take all reasonable actions and providing all reasonable assistance to Medis, as requested by Medis, to enable Medis to derive the benefits of this Agreement; and

5.6.7       Use of Kensington Marks:  utilize in the promotion of the Products only Kensington Marks and Design work that does not infringe or otherwise violate any proprietary right or Intellectual Property Right of any third party.

6.                                      Branding; Trademarks; Design Work

6.1          Packaging; Branding; Third Party Licenses.  Responsibility for designing and developing the Packaging for each Product and the branding used on the Packaging, ownership of the Packaging and Intellectual Property Rights therein, and the responsibility for securing any third party copyright rights and trademark rights necessary for Kensington to implement its branding strategies will be agreed upon by the Parties prior to the Product Acceptance Date..

6.2          Medis Marks.  The Parties agree that at least one Medis Mark will be used at least one time on the Packaging for each Product.  Such use shall be in accordance with reasonable guidelines provided by Medis prior to the Product Acceptance Date.  The Parties shall mutually determine which Medis Mark shall be used on each Product.

6.3          License.  Medis grants to Kensington a non-exclusive, royalty-free, worldwide right and license to use and reproduce Medis’ Marks on and in connection with the Products, to use and reproduce Medis’ Marks on and in connection with advertising, marketing and promotional materials for the Products, and to distribute such Products and materials throughout the world, in accordance with the reasonable guidelines provided by Medis and subject to the provisions of this Agreement.

6.4          Ownership of Marks.  Each Party owns all right, title and interest in and to its own Marks. Each use of a Party’s Mark on or in connection with the Products shall inure to the sole and exclusive benefit of the owner of the Mark or its designated Affiliate, as applicable.  The other Party acknowledges that it has no right, title or interest in or to the other Party’s Marks and that none is conferred by virtue of this Agreement.  In the event that any such rights in the owner’s Marks are deemed to accrue to the other Party, such other Party does hereby irrevocably and in perpetuity assign all worldwide right, title and interest in and to the owner’s Marks to the owner or its designated Affiliate and shall, upon the owner’s request, confirm such assignment in writing.

6.5          Prohibited Action Against Owner’s Marks.  During and after the term of this Agreement, each Party agrees that is will not, without the other Party’s prior written consent, directly or indirectly:

6.5.1       Same or Confusingly Similar Mark. Use, file an application to register or register in any country, any Mark of the other Party, or any imitation or translation thereof, or any trade name, trademark, service mark, word, symbol, emblem, or logo, that resembles or is confusingly similar to any Mark of the other Party.  If any such use, application or registration arises, which in the reasonable opinion of the other Party is the same or confusingly similar, deceptive or misleading with respect to such other Party’s Marks, the Party shall immediately abandon such use, application or registration, or at the other Party’s discretion, irrevocably and in perpetuity assign all worldwide right, title and interest in and to the same to the other Party or its designated Affiliate.

6.5.2       Initiation of Acts Against the Other Party’s Marks.  Take any action, or aid any person in taking any action, that might prejudice the validity of or the other Party’s or its Affiliates’ title to, such other Party’s Marks and shall not assert the invalidity or contest the ownership by the other Party or its Affiliates of such other Party’s Marks in any country, either as a complete or partial defense to any claim made by such other Party or its Affiliates, or as a basis of any claim against such other Party or its Affiliates.

6.6          Product Quality.  Medis agrees to maintain quality standards for the Products bearing Kensington’s Marks that are consistent with the standards of quality that Medis maintains for its other branded products, but no less than any mutually agreed upon standards.  Kensington may take reasonable precautions to ensure that the quality of the Products and Packaging with which its Marks are used is maintained.

6.7          Design Work

6.7.1       Ownership.  To the extent permitted by applicable laws, any design work initiated or requested in writing by Kensington with respect to the Packaging of the Products (including without limitation, labels or package designs) or Kensington-owned tooling, equipment or molds, and made by any employee or subcontractor of Medis (collectively, the “Kensington Works”) are the exclusive property of Kensington and are provided to Kensington on a “work made for hire” basis.

6.7.2       Assignment.  Medis shall promptly sign and have each of its employees and subcontractors promptly sign all necessary papers, as determined and requested by Kensington, to establish Kensington’s ownership in the Kensington Works, and all Intellectual Property Rights therein, and to have each such employee and subcontractor who qualifies as an inventor of any of the Kensington Works, as determined by Kensington, to promptly sign all papers requested by Kensington for purposes of filing patent applications for the Kensington Works in patent offices in all countries throughout the world. The Parties acknowledge that this provision shall only apply to design work provided by or requested by Kensington.

6.7.3       Ownership of Products and Enhancements.  All Intellectual Property Rights owned by a Party prior to the Effective Date of this Agreement, and all Intellectual Property Rights developed solely by a Party during the Term of this Agreement shall remain the sole and exclusive property of that Party and any third party licensor from which the Party may have obtained such rights.  The Products, their parts and components, and all Enhancements to the Products, shall be the sole and exclusive Property of Medis, except for the Kensington Works, if any.

7.             Representations and Warranties.  Medis represents and warrants that as of the Effective Date and as of the Product Acceptance Date for each Product:

7.1          Ownership.  The Products (with the exception of the Kensington Works) and the Medis Marks are the result of Medis’ exclusive work and efforts and that Medis has exclusive ownership of all rights, including proprietary rights and Intellectual Property Rights, in all Products (with the exception of the Kensington Works) and Medis Marks.

7.2          Assistance.  Medis will take all reasonable actions and will provide all reasonable assistance to Kensington, as requested by Kensington, to enable Kensington to derive the benefits of this Agreement.

7.3          Infringement.  The manufacture, use, sale, offer for sale, import, reproduction and distribution of the Products (with the exception of the Kensington Works and Kensington Marks) as contemplated in this Agreement does not and will not infringe or otherwise violate any proprietary right or Intellectual Property Right of any third party.

7.4          Other Agreements.  Medis is not a party to and has no knowledge of any other agreement now in effect that in any way affects the rights that Kensington is obtaining under this Agreement.

7.5          Claims.  There are no claims, actions, suits or proceedings commenced, pending or threatened against Medis which will or might in any way affect or relate to the rights and benefits granted to Kensington under this Agreement, and Medis is not aware of any grounds existing on which any claims, actions, suits or proceedings might be commenced against Medis with respect to any of the Products or any Intellectual Property Rights therein.

7.6          No Pending Actions.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is or has been pending or threatened against Medis in connection with any Product or anticipated Product.  Further, Medis has not been sued, or threatened with a lawsuit, action or proceeding that involves a claim that the manufacture, use, import, sale, offer for sale, reproduction or distribution of any Product infringes any Intellectual Property Right or other propriety right of any third party.

7.7          No Infringement by Third Parties.  No person or entity is infringing, misappropriating or otherwise making any unauthorized use or disclosure of any Intellectual Property Rights of Medis that may be incorporated into or related to any Product.  Medis has not brought any action, suit or proceeding for infringement or violation of any of its Intellectual Property Rights that may be included in, encompassed by or related to any Product.

                7.8          Product Warranty.  The Parties will negotiate a mutually acceptable product warranty in connection with the finished goods sourcing arrangement.

8.             Term.  This Agreement shall commence on the Effective Date and continue for an “Initial Term” of thirty six (36) months, after which it shall automatically renew for successive periods of twenty-four (24) months (each a “Renewal Term”), unless either Party gives written notice to the other Party of an intent not to renew following the Initial Term or any Renewal Term, or unless the Agreement is terminated sooner as provided in Section 9.

9.             Termination

9.1          Right to Terminate.  In the event that a Party commits a material beach of any of the terms of this Agreement or materially defaults in the performance of any of its duties or obligations hereunder, and such breach or default is not remedied within thirty (30) days after delivery of written notice of such breach or default, the non-breaching Party may immediately terminate this Agreement by giving written notice of termination.  In addition, a Party may terminate this Agreement immediately upon written notice to the other Party in the event of such other Party’s liquidation, bankruptcy, proceedings under a debtor’s relief law, inability to meet debts as they mature or insolvency, or in the event that such other Party’s business or assets or any part thereof are seized or expropriated by judicial or governmental process, or in the event of a substantial change in control of such other Party without prior written consent of the Party, provided that notice of termination is given within sixty (60) days of the change in control.

9.2          Effect of Termination.  Termination of this Agreement shall not relieve either Party of any of its obligations that have matured as of the date of termination for payments or delivery of Products.  Upon expiration or termination of this Agreement, all tooling, equipment, molds and other material owned by one Party and in the possession and control of the other Party shall be crated and shipped in good order, by and at the cost and risk of the shipping Party, F.O.B. the receiving Party’s designated facility, promptly as directed by the receiving Party.

9.3          Liquidation.  Unless this Agreement is terminated by Medis as a result of an uncured material breach by Kensington, Kensington shall have the right to distribute all Products in transit to Kensington or its customers, to distribute all Products in Kensington’s inventory, and to have completed the manufacture of all Products that are in the “Process of Manufacture” as of the date of termination or expiration.  A Product shall be considered in the “Process of Manufacture” if, prior to the expiration or termination date (whichever is applicable), either (i) Kensington or any of its Affiliates has placed an order for the Product which order has been accepted by Medis, or (ii) any aspect of the actual manufacturing process has commenced for Product that bears any Kensington brand customization.  Kensington shall comply with all other terms and conditions of this Agreement with respect to such Products distributed pursuant to this provision.

10.          Indemnification

10.1        Indemnified Claims.  Medis shall indemnify and hold harmless Kensington, its successors, assigns, parent, subsidiaries and Affiliates, and the officers, directors, employees and agents of each of them, from and against any and all losses, damages and expenses of any nature (including reasonable attorneys’ fees) arising out of or relating directly or indirectly to any claim, suit, action, or proceeding (collectively, “Claims”) (i) that its performance or nonperformance under this Agreement infringes, violates or misappropriates any Intellectual Property Right of any third party; (ii) that Medis has or will violate any statute, regulation or rule of law in the manufacture, assembly, packaging or delivery of any Products (except to the extent of Kensington’s liability under Section 14); or (iii) based on the breach or alleged breach by Medis of any representation or warranty in this Agreement alleging personal injury, death, or property damage to a third party caused by a Product or related to a breach of the Product warranty as finally determined by the Parties (except to the extent such damage or Product defect was caused by or arose as a result of the acts of Kensington while the Product was in its control or custody, or in connection with the Packaging of the Products by Kensington, Kensington Work, or Kensington’s distribution of the Product).

10.2        Notice and Procedure.  Kensington shall promptly notify Medis in writing of any Claims or amounts subject to indemnity and will render to Medis at Medis’ expense whatever information and assistance Medis may reasonably require in connection with such Claims.  Any delay in notice to Medis will relieve Medis of its defense and indemnity obligations only to the extent of any prejudice of the defense of the Claims.  Medis will have the sole right to conduct the defense of any Claims and all negotiations for compromise or settlement, except that Medis will not enter into any compromise or settlement that will have the effect of creating any liability or obligation (whether legal or equitable) on Kensington’s part without the prior written consent of Kensington, and no compromise or settlement is authorized unless Kensington is completely released of liability under the compromise or settlement.  Any counsel selected by Medis to defend Kensington will be subject to the reasonable approval of Kensington.  If Medis, after receiving notice of any Claims, fails to begin the defense of the Claims, or after commencing a defense fails to vigorously proceed with such defense, Kensington may (following written notice to Medis) retain counsel and undertake the defense, compromise, or settlement of the Claims at the expense of Medis.

10.3        Additional Remedies.  In the event of any infringement claim, and if required by Kensington, Medis shall do in addition to its indemnity and defense obligations, one of the following and at its expense: (i) procure for Kensington the right to continue selling the allegedly infringing Product(s) and component parts; (ii) replace the allegedly infringing Product(s) and component parts with non-infringing items of substantially equivalent quality and purpose; (iii) modify the allegedly infringing Product(s) and component parts so as to avoid infringement, provided that as modified the Product(s) and components remain of substantially equivalent quality and purpose; or (iv) accept the return of the allegedly infringing Product(s) and component parts, and refund the total price paid.

11.          Insurance

11.1        Insurance to be Carried by Medis.  During the term of this Agreement, Medis shall procure and maintain sufficient and adequate insurance policies, such as comprehensive general liability insurance, including contractual, products and completed operations, personal injury, bodily injury and property damage liability with a combined single limit of not less a reasonable amount per occurrence agreed upon by the Parties, with reputable insurance companies, such insurance to include Kensington and its Affiliates as additional insureds.

11.2        Certificate of Insurance.  Medis agrees to furnish Kensington with certificates of all policies of insurance, and such certificates shall stipulate that coverage will not be canceled or substantially changed without thirty (30) days’ prior written notice by registered mail to Kensington.

11.3        Compliance with Insurance Provisions.  Medis shall not be deemed to be relieved of any responsibility by the fact that it carries insurance.  Should at any time Medis or subcontractor neglect or refuse to provide the insurance requirements herein, or should such insurance be canceled or changed substantially, or should the full occurrence limit of any policy not be available to satisfy the requirements of this Agreement, Kensington shall have the right to immediately cancel this Agreement.

12.          Confidentiality

12.1        Proprietary Information.  A Party or its Affiliates (“Discloser”) may disclose to the other Party (“Recipient”) certain proprietary and confidential information that relates to the Product or distribution information and is marked as “confidential” or “proprietary” in writing or identified as confidential verbally prior to disclosure to the Recipient, including but not limited to technical information and all Intellectual Property Rights therein, business information, the terms and conditions of this Agreement, and the Parties’ discussions relating to the Products or distribution information (all such information hereinafter referred to as “Proprietary Information”).  Proprietary Information, however, does not include information that: (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the Recipient; (ii) the Recipient can demonstrate to have had rightfully in its possession without an obligation of confidentiality prior to disclosure to the Discloser; or (iii) the Recipient rightfully obtains without an obligation of confidentiality from a third party who has the right to transfer or disclose it, or (iv) is independently developed by employees or agents of the Recipient who did not have access to the Proprietary Information.

12.2        Duty of Confidentiality.  The Recipient acknowledges that the Proprietary Information is proprietary and strictly confidential.  Accordingly, the Recipient shall hold in confidence, not disclose, divulge, furnish or make accessible to others and not use for its own purposes or for any purpose other than as contemplated in this Agreement, any Proprietary Information received from the Discloser.  The Recipient may use the Proprietary Information only to the extent necessary for carrying out the Recipient’s obligations under this Agreement.  The Recipient shall keep Proprietary Information in strict confidence, exercising the highest degree of care, and shall limit disclosure of Proprietary Information only to its key employees with a specific need to know and who have been advised in writing of the restrictions imposed by this Agreement and have agreed to abide by such restrictions.  The Recipient will immediately advise the Discloser in writing of any actual or suspected misappropriation or misuse by any person of any Proprietary Information the Recipient has received from the Discloser.

12.3        Ownership.  The Proprietary Information will be made available to the Recipient in correspondence and in the course of meetings and telephone conferences as well as in other forms between the Discloser and Recipient.  All Proprietary Information and materials supplied to the Recipient by the Discloser or their authorized agents, representatives and contractors, shall be and remain the exclusive property of the Discloser.  The Recipient agrees to return all Proprietary Information of the Discloser within ten (10) days of the Discloser’s request therefor with any notes and extracts the Recipient has made.  The Recipient will also, upon the Discloser’s request, supply written certification that all Proprietary Information has been returned.

12.4        Remedy.  The Recipient acknowledges and agrees that the Proprietary Information is unique and proprietary, that there would not be an adequate remedy at law to protect the Proprietary Information, and that the Discloser would suffer irreparable injury from any unauthorized use or disclosure of any of its Proprietary Information. The Recipient acknowledges and agrees that, in the event the Recipient breaches or threatens to breach any of the terms of this Section 12, the Discloser shall be entitled to seek a restraining order, injunction or similar remedy in order to specifically enforce those terms as well as a right to pursue all of its other remedies in equity and at law.

12.5        No Export.  The Recipient certifies that no Proprietary Information, or any portion thereof, will be exported to any country in violation of the United States Export Administration Act and regulations thereunder.

12.6        No Other Rights.  Except as expressly provided, nothing in this Agreement shall obligate the Discloser to disclose any information to the Recipient or to enter into any agreement or arrangement with the Recipient, nor shall delivery of Proprietary Information by the Discloser be construed as granting any rights, by license or otherwise, in any information, specifications, technology or Products, or in any Intellectual Property Right or other proprietary right of the Discloser, and the Recipient shall not assert any claim to or right in any of the Discloser’s Proprietary Information.  The Recipient’s obligations under this Agreement shall survive the termination of this Agreement regardless of the manner of such termination and notwithstanding the return of all the Proprietary Information.

13.          No Rights In Either Party.  Except as expressly provided, nothing in this Agreement or the relationship between and Medis shall grant to either Party any rights to or interest in the Intellectual Property Rights of the other, in the designs of any Product or Packaging, in any associated artwork or in any of either Party’s other Proprietary Information.  All property now or hereafter owned by any Party under the terms of this Agreement shall be returned to such Party by and at the cost and risk of loss of the other immediately upon request therefor or upon termination of this Agreement or as soon as possible thereafter.

14.          Compliance with Laws.  Medis warrants that it will comply with all applicable United States and foreign laws, statutes, government rules, regulations and ordinances, including but not limited to environmental laws (collectively, “Laws”) with respect to the manufacture and sale of the Products and its performance under this Agreement and shall obtain all necessary approvals and permits to perform its obligations under this Agreement.  When delivered to Kensington, all Products will be property classified, described, packaged, marked and labeled, and otherwise be in property condition according to applicable Laws.  Kensington shall be solely responsible for complying with all applicable Laws with respect to Kensington’s distribution of the Products and its performance under this Agreement and shall obtain all necessary approvals and permits to perform its obligations under this Agreement.  If either Party receives any notice or becomes aware of any violation of any Laws by the Products or the distribution thereof, the Party shall promptly notify the other Party of such notice or violations.

15.          FORCE MAJEURE.  Force Majeure in this Agreement shall mean any circumstances beyond the reasonable control of the affected Party, preventing complete or partial fulfillment by such Party of its obligations under this Agreement and shall include without limitation, fire, acts of nature, war, military operations of any character, blockade, and the like.  The time stipulated for fulfillment of the respective obligations shall be automatically extended for a period, equal to that during which such circumstances remain in force, provided that a written notice is sent by the Party for whom it becomes difficult to meet its obligations not later than fourteen (14) days from the occurrence of any such circumstances and similarly another notice of its cessation is sent on cessation, and during the period of delay, the affected Party takes all reasonable efforts to address the delay.

16.          LIMITATION OF DAMAGES.  Except for the indemnification obligations pursuant to Section 10 (or a breach of those obligations), any breach of Section 12 Confidentiality, or a Party’s intentional recklessness or willful misconduct, under no circumstances and under no legal theory, in tort, contract, or otherwise, will either Party be liable to the other Party for any indirect, special, incidental or consequential damages, even if the Party has been informed of the possibility of such damages.

17.          MISCELLANEOUS

17.1        Notices.  All notices shall be in writing and, unless otherwise specified herein, shall be deemed effective when delivered personally or by courier service with receipt provided, or three (3) business days after deposit with a receipted overnight or two-day delivery service, prepaid, addressed as follows (or to such other address as specified by either Party in writing):

If to Medis:

Medis Technologies Ltd.

805 Third Avenue, 15th Floor

New York, NY  10022

Attention:  Robert K. Lifton

Title:  Chairman and Chief Executive Officer

Fax No: 212-935-9216

If to Kensington:

ACCO Brands, Inc.

Through its Kensington Technology Group

2000 Alameda De Las Pulgas

San Mateo, CA  94403

Attention:  President

Fax No: 650-572-9675

With a Copy to:

Fortune Brands, Inc.

300 Tower Parkway

Lincolnshire, IL 60069

Attn:  General Counsel

Fax No: 847-484-4490

17.2        Entire Agreement.  This Agreement (including the Exhibits) constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements and understandings (whether written or oral) with respect to the subject matter of this Agreement.  No representative of Kensington or Medis is authorized to make any representation, warranty or promise not contained in this Agreement, except as provided by the next succeeding sentence.  No change, termination, waiver or other modification of any of the provisions of this Agreement shall be binding on either Party unless in writing and signed by an officer of each Party who is authorized to take such action.  No change, termination, waiver or other modification of this Agreement (including the expiration hereof) shall affect the rights of either Party to enforce any claim that matured prior to the date of such modification.  No waiver of any provision hereof or default, or exercise of any election provided under this Agreement, shall affect the right of either Party thereafter to enforce said provision or to exercise any right or remedy or election in the event of any other default, whether or not similar.

17.3        Remedies.  The rights and remedies of each Party under this Agreement are not exclusive but shall be in addition to all other rights and remedies to which that Party is entitled against the other Party, subject to the provisions of Section 16.

17.4        Independent Contractor.  Unless otherwise expressly agreed in this Agreement, Medis is an independent contractor, and Medis shall not represent that it has any power to bind Kensington or to assume or to create any obligation or responsibility, express or implied, on behalf of Kensington.  This Agreement shall not be construed as constituting Medis and Kensington partners or to create any other form of legal association, which would impose liability upon one Party for the acts or failure to act of the other.

17.5        Taxes; Fees.  Medis shall bear any and all taxes other than applicable sales and use taxes, fees or other governmental charges applicable to its operations under this Agreement.

17.6        Governing Laws.  This Agreement shall be interpreted in accordance with the laws of the State of New York, United States of America, as if agreed to and performed entirely within such State and Country.

17.7        Assignment; Subcontracts.   Kensington shall have the right, at its sole discretion, to assign this Agreement or any of its rights hereunder to any of its Affiliates or to a successor-in-interest to all or substantially all of its capital stock, business or assets.  Medis may not assign any of its obligations under this Agreement without the prior written consent of Kensington.  Any attempted assignment, subcontract or transfer by either Party in contravention of this Section 14.7 shall be void and of no effect.

17.8        Exhibits.  All exhibits attached to this Agreement are deemed for all purposes to be incorporated into this Agreement as if fully set forth herein.

17.9        Representation.  Medis represents and warrants that it has not agreed to pay any commission, gift, compensation or other payment in connection with the manufacture or sale of the Products.

Duly authorized representatives of the parties have executed and delivered this Agreement as of the above Effective Date.

ACCO Brands, Inc.,		Medis Technologies Ltd.
through its
Kensington Technology Group

By:	/s/ PAUL EASTHOPE	By:	/s/ ROBERT K. LIFTON
Name: Paul Easthope		Name: Robert K. Lifton
Title: President		Title: Chairman and CEO

Exhibit A

Products

(Section 1.6)

Fuel Cell Power Packs

Recharge Packs

Exhibit B

Entities Ineligible for Distribution Rights

(Section 2.2.1)

[Subject to a request for confidential treatment; Separately filed with the Commission]

Exhibit C

Product Criteria

(Section 4.1)

Preliminary specification for Medis micro fuel cell powered portable devices such as cellular phones, digital cameras and MP3 players.

1.             Purpose and scope of document:       The concept device described in this document is a micro fuel cell power pack for portable electronic devices. This document calls out general, mechanical and electrical requirements and also provides information on anticipated reliability, environmental and regulatory compliance factors that will govern future commercialization of the device.

2.                                      Scope

Power Pack is a system assembled of Fuel Cell, cartridge, and electronic device. [Subject to a request for confidential treatment; Separately filed with the Commission]

The Power Pack is designed to meet the requirement majority of cellular phones, digital cameras and MP3 players.

3.             General requirements:

[Subject to a request for confidential treatment; Separately filed with the Commission]

4.             Electrical requirements:

[Subject to a request for confidential treatment; Separately filed with the Commission]

5.                                      Mechanical requirements:

[Subject to a request for confidential treatment; Separately filed with the Commission]

6.             Environmental & Full Regulatory compliance:

[Subject to a request for confidential treatment; Separately filed with the Commission]

                The Power Pack will meet the UL standards.